Exhibit 2.1

FIRST AMENDMENT

Dated as of November 9, 2006

TO THE

AGREEMENT AND PLAN OF MERGER

Dated as of October 6, 2006

among

THE VERITAS CAPITAL FUND III, L.P.
(SOLELY FOR PURPOSES OF SECTION 8.13),

CORNELL HOLDING CORP.,

CCI ACQUISITION CORP.,

and

CORNELL COMPANIES, INC.

FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT, dated as of November 9, 2006 (this “Amendment”), to the AGREEMENT AND PLAN OF MERGER, dated as of October 6, 2006 (the “Agreement”), is among THE VERITAS CAPITAL FUND III, L.P., a Delaware limited partnership (“Veritas III” or the “Guarantor”) (solely for purposes of Section 8.13 of the Agreement), CORNELL HOLDING CORP., a Delaware corporation (“Parent“),  CCI ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and CORNELL COMPANIES, INC., a Delaware corporation (“Target”).

RECITALS:

WHEREAS, the parties to the Agreement desire to enter into this Amendment to amend certain provisions of the Agreement, as set forth  below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained and intending to be legally bound hereby, the parties hereby agree to as follows:

Section 1                Capitalized Terms.

                                All capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to them in the Agreement.

Section 2                Amendments.

(a)           Section 2.1(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Conversion of Common Shares.  Subject to Sections 2.1(d) and 2.3, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b) and other than Dissenting Shares, as hereinafter defined) shall be converted into the right to receive an amount equal to $18.25 (the “Merger Consideration”).”

(b)           Section 2.1(e)(iii) of the Agreement is hereby deleted in its entirety.

(c)           Sections 3.2(b), (c) and (d) of the Agreement are hereby relettered as Sections 3.2(c), (d) and (e), respectively, of the Agreement.

(d)           The following sentences are hereby inserted as Section 3.2(b) of the Agreement:

“(b)         As of the date hereof, the aggregate number of Target Common Shares for which any and all outstanding options or other rights (excluding any and all warrants issued by Target and any and all options or other rights issued under the Target ESPP) are exercisable is not more than 658,510 Target Common Shares, and the weighted average exercise per share of such options and other rights is not less than $12.85, in each case assuming the vesting and exercisability in full of such options and other rights.  As of the date hereof, the aggregate number of Target Common Shares for which any and all outstanding warrants issued by Target are exercisable (assuming the vesting and exercisability in full of such warrants) is not more than 72,592 Target Common Shares and the weighted average exercise per share of such warrants is not less than $6.70.  As of the date hereof, the current offering period under the Target ESPP will terminate on December 31, 2006. During such offering period, the maximum total number of Target Common Shares for which any and all options or other rights under the Target ESPP shall be exercisable (assuming the vesting and exercisability in full of such options and other rights) shall not exceed 37,757 Target Common Shares and the aggregate amount of cash that will be available under the Target ESPP for the purchase of such Target Common Shares as of December 31, 2006 will be at least $400,000.  The Target has taken or will take all requisite action to prevent the commencement, for so long as this Agreement is in effect, of any offering period under the Target ESPP that begins after the date of this Agreement.”

(e)           The following paragraph is hereby inserted as Section 6.2(p) of the Agreement:

“(p)         Certain Representations and Warranties. The representations and warranties of Target contained in the fourth and fifth sentences of Section 3.2(a) of this Agreement (and in Section 3.2(b) of this Agreement) shall be true and correct (x) in all respects as of the date of this Agreement and (y) in all material respects as of the Closing Date as if made on and as of the Closing Date, provided that (i) solely for purposes of the foregoing clause (y), the term “material respects” shall mean that the Calculated Merger Consideration is not more than $500,000 in excess of the Aggregate Paid Merger Consideration, in the event that such representations and warranties are not true and correct in all respects as of the Closing Date as if made on and as of the Closing, and (ii) the number of Target Common Shares issued and outstanding may increase as a result of the issuance of shares of Target Common Stock as permitted under Section 5.1(a)(i).”

(f)            The following sentence is hereby inserted at the end of the last sentence of Section 7.1(b)(1) of the Agreement:

“provided, that, Parent shall have the right, in its sole discretion, to extend, upon written notice to Target, the Outside Date to and including June 29, 2007 in the event that the Target Stockholders Meeting is not held by March 31, 2007 other than as a result of the willful and material breach of this Agreement by Parent or Merger Sub;”

(g)           The definitions of “Aggregate Deemed Strike Price” and “Aggregate Fully Diluted Share Amount” set forth in Section 8.11(a) of the Agreement are hereby deleted in their entirety.

                (h)           The following definition is hereby added to Section 8.11(a) of the Agreement:

                “ ‘Calculated Merger Consideration’ means the aggregate Merger Consideration which the former holders of shares of Target Common Stock shall have the right to receive pursuant to Section 2.1(c), plus the aggregate amount of the payments to be made to former holders of Stock Options pursuant to Section 2.4(a), plus the aggregate amount of the payments to be made to former option or right holders under the Target ESPP pursuant to Section 2.4(c).”

Section 3                No Other Amendments.  Except as expressly provided in this Amendment, the Agreement remains in full force and effect in accordance with its terms.

Section 4                Miscellaneous.

(a)           Assignment.  Neither this Amendment nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any Affiliate or financing source of Parent or Merger Sub; provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.  Subject to the preceding sentence, this Amendment shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section shall be null and void.

(b)           Counterparts.  This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(c)           Entire Agreement; No Third-Party Beneficiaries.

(i)            The Agreement and Confidentiality Agreement and the exhibits and schedules thereto, as amended by this Amendment, and the other agreements and instruments of the parties delivered in connection therewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter thereof and hereof.

(ii)           This Amendment shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Amendment, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Amendment.

(d)           Governing Law; Jurisdiction; Waiver of Jury Trial.

(i)            All disputes, claims or controversies arising out of or relating to this Amendment, or the negotiation, validity or performance of this Amendment, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.  Each of Target, Parent and Merger Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware and any court of appeal therefrom (the “Chosen Courts”) for any litigation arising out of or relating to this Amendment, or the negotiation, validity or performance of this Amendment, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees, (ii) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (iii) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  Service made pursuant to (ii) or (iii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.  For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each of Parent and Merger Sub does hereby appoint The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801, as such agent.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Amendment were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Amendment and to enforce specifically the terms and provisions hereof in the Chosen Courts, this being in addition to any other remedy to which they are entitled at law or in equity.

(iv)          IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ITS SUCCESSORS AGAINST ANY OTHER PARTY HERETO OR ITS SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR RELATING TO, DIRECTLY OR INDIRECTLY, THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(e)           Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Amendment  were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Amendment and to enforce specifically the terms and provisions of this Amendment in a United States federal or Delaware state court sitting in Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

(f)            Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

        If to Target, to:

Cornell Companies, Inc.
1700 West Loop South, Suite 1500
Houston, Texas  77027
Attention:  James E. Hyman
Facsimile:  713-335-9110

        with copies (which shall not constitute notice) to:

Hunton & Williams LLP
Energy Plaza, 30th Floor
1601 Bryan Street
Dallas, Texas 75201
Attention:  Curtis G. Carlson
Facsimile:  214.880.0011

Morris, Nichols, Arsht & Tunnell LLP
Chase Manhattan Centre, 18th Floor
1201 North Market Street
P.O. Box 1347
Wilmington, Delaware 19899
Attention:  Andrew M. Johnston, Esq.
Facsimile:  302.425.3018

        If to Parent or Sub, to such entity:

c/o Veritas Capital Fund Management, L.L.C.

590 Madison Avenue, 41st Floor
New York, New York 10022
Attention: Robert B. McKeon
Facsimile: 212.688.9411

        with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention:  Benjamin M. Polk, Esq.
Facsimile: 212.593.5955

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

(g)           Severability.  If any term or other provision of this Amendment is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Amendment shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(h)           Interpretation.  The table of contents and headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.  Whenever the words “include,” “includes” or “including” are used in this Amendment, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Amendment shall refer to this Amendment as a whole and not to any particular provision of this Amendment.  All terms defined in this Amendment shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Amendment are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Unless otherwise indicated herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.  References to a Person are also to its permitted successors and assigns.  Unless otherwise indicated herein, any reference herein to a Schedule shall be to the corresponding Schedule of the Target Disclosure Schedules.  The parties hereto have participated collectively in the negotiation and drafting of this Amendment and, in the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties hereto that this Amendment shall be construed as collectively drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Amendment.

 [signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

CORNELL COMPANIES, INC.

By:	/s/ James E. Hyman
	Name:	James E. Hyman
	Title:	Chairman and Chief Executive Officer

CORNELL HOLDING CORP.

By:	/s/ Robert B. McKeon
	Name:	Robert B. McKeon
	Title:	Authorized Signatory

CCI ACQUISITION CORP.

By:	/s/ Robert B. McKeon
	Name:	Robert B. McKeon
	Title:	Authorized Signatory

SOLELY FOR PURPOSES OF
SECTION 8.13 OF THE AGREEMENT:

THE VERITAS CAPITAL FUND III, L.P.

By:	Robert B. McKeon
	Name:	Robert B. McKeon
	Title:	Authorized Signatory